Exhibit 99.1

READY CAPITAL ANNOUNCES NEW SPECIAL MEETING DATE FOR MERGER WITH OWENS REALTY MORTGAGE, INC.

New York, New York, February 15, 2019 / PRNewswire / — Ready Capital Corporation (NYSE: RC) (the “Company”) announced today that it has set March 21, 2019 as the new date for the special meeting of its stockholders to, among other things, consider and vote on a proposal to approve the issuance of shares of common stock of the Company pursuant to the previously announced definitive merger agreement with Owens Realty Mortgage, Inc. (NYSEAM:ORM) (“ORM”).  The Company had previously announced that it expected the special meeting to occur on February 28, 2019, and that the impact of the government shutdown could affect the timing of the special meeting.

As announced on January 4, 2019, stockholders of record as of the close of business on January 14, 2019 (the “Record Date”) will be entitled to vote at the special meeting on March 21, 2019.

The merger, pursuant to which the Company will acquire ORM, is subject to certain customary closing conditions and the receipt of approvals of stockholders of the Company and ORM.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” as such term is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act and such statements are intended to be covered by the safe harbor provided by the same. These statements are based on current expectations and beliefs of the Company and ORM and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; neither the Company nor ORM can give any assurance that its expectations will be attained.

Factors that could cause actual results to differ materially from expectations include, but are not limited to, the risk that the merger will not be consummated within the expected time period or at all; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the inability to obtain stockholder approvals relating to the merger and issuance of shares in connection therewith or the failure to satisfy the other conditions to completion of the merger; fluctuations in the adjusted book value per share of the shares of both the Company and ORM; risks related to disruption of management’s attention from the ongoing business operations due to the proposed merger; the effect of the announcement of the proposed merger on the Company’s and ORM’s operating results and businesses generally; the outcome of any legal proceedings relating to the merger; changes in future loan acquisition and production; the ability to retain key personnel; availability of suitable investment opportunities; changes in interest rates; changes in the yield curve; changes in prepayment rates; the availability and terms of financing; general economic conditions; market conditions; conditions in the market for small balance commercial loans and other investments;

and other factors, including those set forth in the Risk Factors section of the Company’s Registration Statement on Form S-4 and other reports filed by the Company and ORM with the SEC, copies of which are available on the SEC’s website, www.sec.gov. Neither the Company nor ORM undertakes any obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Additional Information and Where to Find It

This press release may be deemed to be solicitation material in respect of the proposed merger of the Company and ORM.  In connection with the proposed merger, the Company has filed a Registration Statement on Form S-4, which includes a preliminary joint proxy statement/prospectus. The Company’s stockholders and other interested persons are advised to read the preliminary joint proxy statement/prospectus and, when available, the amendments thereto and the definitive joint proxy statement/prospectus and documents incorporated by reference therein filed in connection with the proposed merger, as these materials will contain important information about the Company, ORM and the proposed merger. When available, the definitive joint proxy statement/prospectus and other relevant materials for the proposed merger will be mailed to stockholders of the Company as of the Record Date. Stockholders will also be able to obtain copies of the preliminary joint proxy statement/prospectus, the definitive joint proxy statement/prospectus and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s web site at www.sec.gov, or on the Company’s website at https://readycapital.com/ or by directing a request to the Company’s Investor Relations at InvestorRelations@readycapital.com or at (212) 257-4666.

Participants in Solicitation

The Company, its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding the Company’s directors and executive officers is available in its proxy statement filed with the SEC. Additional information regarding these persons and their interests in the proposed merger is included in the joint proxy statement/prospectus relating to the proposed merger that has been filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

ORM and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed merger. A list of the names of such directors and executive officers and information regarding their interests in the proposed merger are included in the joint proxy statement/prospectus for the proposed merger.

About Owens Realty Mortgage, Inc.

Owens Realty Mortgage, Inc., a Maryland corporation, is a specialty finance mortgage company organized to qualify as a real estate investment trust (“REIT”) that focuses on the origination, investment, and management of commercial real estate mortgage loans. ORM provides customized, short-term acquisition and transition capital to small balance and middle-market investors that require speed and flexibility. ORM’s primary objective is to provide investors with attractive current income and long-term shareholder value. Owens Realty Mortgage, Inc. is headquartered in Walnut Creek, California, and is externally managed and advised by Owens Financial Group, Inc.

About Ready Capital Corporation

Ready Capital Corporation (NYSE: RC) is a multi-strategy real estate finance company that originates, acquires, finances and services small- to medium-sized balance commercial loans. The Company specializes in loans backed by commercial real estate, including agency multifamily, investor and bridge as well as SBA 7(a) business loans. Headquartered in New York, New York, the Company employs over 400 lending professionals nationwide. The Company is externally managed and advised by Waterfall Asset Management, LLC.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed merger. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Contact

Investor Relations
Ready Capital Corporation
212-257-4666

InvestorRelations@readycapital.com